Exhibit 10.21

HEMOSENSE, INC.

AMENDED AND RESTATED

MANAGEMENT RETENTION PLAN

1.    PURPOSES.

(a) The purpose of the Plan is to provide a means by which selected key employees of the Company may be given an opportunity to participate in the receipt of proceeds of a Change of Control transaction.

(b) The Company, by means of the Plan, seeks to retain the services of persons who are now Key Employees of the Company, to secure and retain the services of new Key Employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(c) The Board has determined that the adoption of the Plan is in the best interest of the Company and its stockholders.

2.    CERTAIN DEFINITIONS.

(a) “Board” means the Board of Directors of the Company.

(b) “Change of Control” means a (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected primarily for the purpose of changing the domicile of the Company or a capital raising transaction by the Company), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) it is a transaction effected primarily for the purpose of financing the Company with cash as determined by the Board in its discretion.

(c) “Closing” means the closing of a transaction constituting a Change of Control.

(d) “Company” means HemoSense, Inc., a Delaware corporation and any successor.

(e) “Compensation Committee” means such committee of the Board, as designated from time to time.

(f) “Key Employee” means any person employed by the Company who is designated by the Board in writing from time to time as a Key Employee.

(g) “Net Proceeds” shall be defined by reference to the definitive agreements for the applicable Change of Control, but shall generally mean the net proceeds available for distribution to the stockholders of the Company in a Change of Control transaction plus amounts payable to Key Employees pursuant to this Plan. Net Proceeds shall include contingent proceeds (such as escrow releases and earn-outs) as and when such proceeds are available for distribution to the stockholders. Net Proceeds shall exclude the value of Company liabilities assumed by the other parties to the transaction.

(h) “Plan” means this Management Retention Plan.

3.    ADMINISTRATION.

(a) The Plan shall be interpreted and administered by the Board, whose actions shall be final and binding on all persons, including the Key Employees.

(b) The Board and the Compensation Committee, in their sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1) To determine from time to time which employees of the Company shall be designated as Key Employees entitled to participate in the Plan and the terms under which they will be entitled to participate (subject to the terms of the Plan).

(2) To determine whether or not a transaction or related series of transactions results in a Change of Control.

(3) To determine the amount of the Net Proceeds.

(4) To establish, change and adjust, in their sole discretion the percentage allocation of the cash, securities or other property in the Acquisition Pool to each of the Key Employees and any vesting, escrow or other restrictions on the proceeds receivable by each Key Employee.

(c) The Board may delegate some or all of its powers and responsibilities under the Plan either to a Compensation or other committee of the Board or to one or more officers of the Company.

(d) No member of the Board will be liable for any action or determination made by the Board with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that members of the Board incur in connection with the administration of this Plan shall be borne by the Company or its successor. No members of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and all members of the Board shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

4.    ESTABLISHMENT OF ACQUISITION POOL.

Upon a Closing involving Net Proceeds greater than $25,500,000, the Company shall establish a bonus pool (the “Acquisition Pool”). The size of the Acquisition Pool shall equal whichever is least: (a) ten percent (10%) of the Net Proceeds, (b) $6,500,000 or (c) the amount by which the Net Proceeds exceed an amount equal to $1.58 per outstanding share of the Company’s Series C-2 Preferred Stock plus any declared by unpaid dividends on such stock.

5.    ALLOCATION OF ACQUISITION POOL.

(a) The allocation of the Acquisition Pool to individuals designated as Key Employees shall be set forth in writing from time to time as determined by the Board.

(b) Unless a Key Employee’s agreement relating to participation in the Plan (the “Plan Agreement”) provides otherwise, prior to the Closing, the Board, in its sole discretion, may reallocate the Acquisition Pool among Key Employees.

6.     DISTRIBUTIONS.

(a) If the conditions for distribution set forth in the Plan and a Key Employee’s Plan Agreement are satisfied, on and after the Closing Date, the Key Employee shall be entitled to receive from the Company a distribution equal to 100% of the amount of the Plan distribution to which he or she is entitled as provided in the Key Employee’s Plan Agreement. Each participant will receive his or her distributive share of the Acquisition Pool in the same form or forms of payment, in the same proportions and at the same times paid by the purchaser(s) to the holders of the Company’s equity securities upon the Change of Control, except as stated here. If the Net Proceeds include equity securities of another party to the Change of Control transaction, and if applicable securities laws or restrictions imposed by the other party to the transaction preclude the distribution of such equity securities to some or all of the Key Employees, such persons shall instead be entitled to receive cash consideration equal to the fair market value of the equity securities they would have received absent such restrictions. In such event, the Board in its discretion shall determine the fair market value of the equity securities taking into account all factors the Board considers relevant, including an appropriate discount to reflect any restrictions on liquidity of such securities.

(b) Any securities that are issued to the Key Employees pursuant to this Plan shall be subject to the same or similar restrictions as imposed by a purchaser on the securities of the Company’s stockholders as set forth in the agreement pursuant to which the Change of Control occurs and such restrictions that are required by applicable securities laws.

(c) A Key Employee must be an employee of the Company on the Closing Date to receive his or her allocation of the Acquisition Pool on such date. Upon termination of a Key Employee prior to the Closing Date, such Key Employee shall no longer be a participant in the Plan and shall not be entitled to any distributions hereunder. Such Key Employee’s Plan allocation shall be available for distribution under this Plan as determined by the Board pursuant to Section 5(a).

(d) Anything in the Plan to the contrary notwithstanding, if any payment or benefit a Key Employee would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Key Employee’s receipt, on an after-tax basis, of the greater amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Key Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Key Employee’s stock awards unless such Key Employee elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Key Employee within fifteen (15) calendar days after the date on which the Key Employee’s right to a Payment is triggered (if requested at that time by the Company or the Key Employee) or such other time as requested by the Company or the Key Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Key Employee with an opinion reasonably acceptable to such Key Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Key Employee.

7.     AMENDMENT OR TERMINATION OF THE PLAN.

(a) The Board at any time, and from time to time, prior to the Closing, may amend or terminate the Plan.

(b) The Plan shall automatically terminate upon (i) the completion of all payments under the terms of the Plan or (ii) the closing of an initial public offering of the company in which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to the provisions of the Company’s Certificate of Incorporation.

8.     NO GUARANTEE OF FUTURE SERVICE.

Selection of an individual to participate in the Plan shall not provide any guarantee or promise of continued service of the participant with the Company, and the Company retains the right to terminate the employment of any employee at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

9.    TAX WITHHOLDING.

The Company shall withhold from any distributions under the Plan any amount required to satisfy the Company’s income and employment tax withholding obligations under federal and state law.

10.     FUNDING.

No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Key Employees shall have no rights under the Plan other than as unsecured general creditors of the Company.

11.     NONASSIGNABILITY.

To the maximum extent permitted by law, a Key Employee’s right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

12.     CHOICE OF LAW.

All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of California without regard to its conflict of laws provisions.

13.     HEADINGS.

The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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